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                                                                   EXHIBIT 10(o)





               EXECUTIVE CHANGE-IN-CONTROL
               SEVERANCE AGREEMENT FOR
               ALLEN J. TARBUTTON

               Mitchell Energy & Development Corp.











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CONTENTS





====================================================================================================================
Article 1. Establishment, Term, and Purpose                                                                       1

Article 2. Definitions                                                                                            2

Article 3. Severance Benefits                                                                                     4

Article 4. Form and Timing of Severance Benefits                                                                  7

Article 5. Excise Tax Treatment                                                                                   7

Article 6. Establishment of Trust                                                                                 9

Article 7. The Company's Payment Obligation                                                                       9

Article 8. Legal Remedies                                                                                        10

Article 9. Successors and Assignment                                                                             12

Article 10. Miscellaneous                                                                                        12



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MITCHELL ENERGY & DEVELOPMENT CORP.
EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT

      THIS AGREEMENT is made and entered into as of the ___ day of ________, 1998, by and between Mitchell Energy & Development Corp. (hereinafter referred to as the "Company") and Allen J. Tarbutton (hereinafter referred to as the "Executive").

      WHEREAS, the Board of Directors of the Company has approved the Company entering into change-in-control severance agreements with certain key executives of the Company;

      WHEREAS, the Executive is a key executive of the Company;

      WHEREAS, should the possibility of a Change in Control arise, the Board believes it is imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive's advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control;

      WHEREAS, should the possibility of a Change in Control arise, in addition to his regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate; and

      WHEREAS, the Executive and the Company desire that the terms of this Agreement shall completely replace and supersede the provisions set forth in the Severance Compensation Agreement, entered into by and between the Company and the Executive on April 16, 1992, setting forth the terms and provisions with respect to the Executive's entitlement to severance payments and benefits following a termination from the Company.

      NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

ARTICLE 1. ESTABLISHMENT, TERM, AND PURPOSE

      This Agreement will commence on the Effective Date and shall continue in effect for three (3) full years. However, at the end of such three (3) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Company delivers written notice six (6) months prior to the end of such term, or extended term, to the Executive, that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

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      Notwithstanding the preceding, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for a period of two (2) years after such Change in Control, and if within said two (2) years the contingency factors occur which would entitle the Executive to the Severance Benefits as provided herein, this Agreement shall remain in effect until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

ARTICLE 2. DEFINITIONS

      Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

      2.1 "ANNUAL BONUS" means the average of the actual annual bonus amounts awarded to the Executive (regardless of when such award is paid or payable) under the Company's annual bonus plan then in effect for the three (3) fiscal years that have ended immediately prior to the fiscal year during which the Executive's termination of employment occurs.

      2.2 "BASE SALARY" means the greater of (1) the Executive's annual base salary in effect immediately prior to the Change in Control, (2) the Executive's annual base salary in effect immediately prior to the Executive's termination of employment, or (3) the Executive's annual base salary in effect sixty (60) days prior to the Executive's termination of employment.

      2.3 "BENEFICIARY" means the persons or entities designated or deemed designated by the Executive pursuant to Section 10.2 herein.

      2.4 "BOARD" means the Board of Directors of the Company.

      2.5 "CAUSE" means (a) the Executive's willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from Disability or occurring after issuance by the Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has willfully failed to substantially perform his duties, and after the Executive has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand; (b) the Executive's willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (c) the Executive's having been convicted of a felony. For purposes of this subparagraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

      2.6 "CHANGE IN CONTROL" means (i) the Company shall not be the surviving entity in any merger, consolidation, or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of the Company); (ii) the Company sells, leases, or exchanges all or substantially all of its assets to any other person or entity (other than a wholly owned subsidiary of the Company); (iii) the Company is dissolved or liquidated; (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than fifty percent (50%) of the outstanding shares of the Company's voting stock (based upon voting power), other than as a result

                                       2

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of the death or incapacity of George P. Mitchell; or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

      2.7 "CODE" means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

      2.8 "COMPANY" means Mitchell Energy & Development Corp., a Texas corporation, or any successor thereto as provided in Article 9 herein.

      2.9 "DISABILITY" means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Executive was employed when such disability commenced.

      2.10 "EFFECTIVE DATE" means the date of this Agreement set forth above.

      2.11 "EFFECTIVE DATE OF TERMINATION" means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

      2.12 "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

      2.13 "GOOD REASON" shall mean, without the Executive's express written consent, the occurrence of any one or more of the following during the Retention
Period:

              (a) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect immediately preceding the Change in Control;

              (b) A reduction by the Company in the Executive's total compensation (including base salary, target annual bonus opportunity, qualified retirement benefits, nonqualified retirement benefits, welfare benefits, any long-term incentive compensation opportunities, and/or any other employee benefits) as in effect immediately prior to the date on which a Change in Control occurs;

              (c) The Company requiring the Executive to be based more than sixty (60) miles from the location of his principal office immediately prior to the Change in Control; or

              (d) The failure of the Company to provide directors and officers liability insurance covering the Executive comparable to that provided immediately prior to the occurrence of a Change in Control.

      The Executive's continued employment shall not constitute a waiver of the Executive's rights with respect to any circumstance constituting Good Reason.

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      2.14 "NOTICE OF TERMINATION" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

      2.15 "QUALIFYING TERMINATION" means any of the events described in Section
3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

      2.16 "RETENTION PERIOD" means the period of time beginning on the date of a Change in Control and ending on the date two (2) years following the Change in Control.

      2.17 "RETIREMENT" means a voluntary termination of employment by the Executive which qualifies the Executive to receive immediately payable retirement benefits under the Mitchell Energy & Development Corp. Retirement Plan or under the successor or replacement of such retirement plan if it is then no longer in effect. Notwithstanding the preceding, no Retirement will be deemed to exist under this Agreement unless and until the Executive specifically designates such termination a Retirement, and any such designation of Retirement will in no way void the Executive's right to severance benefits under this Agreement if the Executive is otherwise eligible for such severance benefits (for example, if Executive also had Good Reason for his termination of employment of if such termination occurs during the thirteenth (13th) calendar month following the month in which a Change in Control occurs).

      2.18 "SEVERANCE BENEFITS" means the payments and benefits provided for in
Section 3.3 herein.

      2.19 "TRUST" means a grantor trust created pursuant to Article 6.

ARTICLE 3. SEVERANCE AND OTHER BENEFITS

      3.1 RIGHT TO SEVERANCE AND OTHER BENEFITS. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 3.3 herein, if there has been a Change in Control and if a Qualifying Termination has occurred. Unless otherwise provided under this Agreement or another compensation plan, program, or written agreement, the Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death or Disability, or due to voluntary termination of employment by the Executive without Good Reason except during the thirteenth (13th) calendar month following the month in which a Change in Control occurs. Solely upon a Change in Control, the Executive shall be entitled to the benefits provided in Section 3.5 hereof.

      3.2 QUALIFYING TERMINATION. The occurrence of any one or more of the following events shall trigger the payment of Severance Benefits to the Executive under this Agreement:

              (a) An involuntary termination of the Executive's employment for reasons other than by the Company for Cause or by reason of the Executive's death or Disability (1) within the Retention Period pursuant to a Notice of Termination delivered to the Executive by the Company; (2) within six
                     (6) months prior to a Change in Control; or (3) prior to the date of a Change in Control but the Executive reasonably demonstrates that such termination (a) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in

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                     Control and who effectuates such Change in Control; or (b)
                     otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed and which actually occurs; or

              (b) A voluntary termination by the Executive for Good Reason within the Retention Period pursuant to a Notice of Termination delivered to the Company by the Executive; or

              (c) A termination of the Executive's employment for any reason other than by the Company for Cause (including without limitation, a voluntary termination by the Executive, a termination by the Company without Cause, or a termination by reason of the Executive's death, Disability, or Retirement) during the thirteenth (13th) calendar month following the month in which a Change in Control occurs pursuant to a Notice of Termination by the Executive

      3.3 DESCRIPTION OF SEVERANCE BENEFITS. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2 herein, the Company shall pay to the Executive and provide him with the following:

              (a) An amount equal to the Executive's unpaid base salary, accrued vacation pay, and earned but not taken vacation pay through the Effective Date of Termination.

              (b)    An amount equal to three (3) times the Executive's Base
                     Salary.

              (c)    An amount equal to three (3) times the Executive's Annual
                     Bonus.

              (d) The Annual Bonus multiplied by a fraction, the numerator of which is the number of full completed days in the bonus plan year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365). This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan for the respective plan year.

              (e) A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for twenty-four (24) months after the Effective Date of Termination. These benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.

              (f) Solely for purposes of the Company's long-term incentive plans, (i) the Executive shall be fully and immediately vested in all of his outstanding awards under such plans,
                     (ii) the Executive shall be deemed to have terminated employment with the Company by reason of retirement, and
                     (iii) the committee or committees administering such plans shall be deemed to have consented to such retirement.

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              (g)    For purposes of the Company's nonqualified retirement plans and retiree medical plans, benefits shall be calculated under the assumption that the Executive's employment continued following the Effective Date of Termination for three (3) full years (i.e., three (3) additional years of age and service credits shall be added); provided, however, that for purposes of determining "final average pay" under such programs, the Executive's actual pay history as of the Effective Date of Termination shall be used.

              (h) The aggregate benefits accrued by the Executive as of the Effective Date of Termination under any savings and retirement plans sponsored by the Company shall be distributed pursuant to the terms of the applicable plan.

              (i) Compensation which has been deferred under any deferred compensation plans sponsored by the Company, together with all interest that has been credited with respect to any such deferred compensation balances, shall be distributed pursuant to the terms of the applicable plan, if elected by the Participant.

      3.4 WAIVER OF BENEFITS UNDER COMPANY'S SEVERANCE BENEFIT PLAN. Notwithstanding any provision to the contrary herein or in the Mitchell Energy & Development Corp. Severance Benefit Plan, the Executive hereby knowingly, voluntarily, and irrevocably waives any and all claims and rights he may have to payments and benefits under such plan in the event he is entitled to Severance Benefits hereunder.

      3.5 BENEFITS CONTINGENT SOLELY UPON A CHANGE IN CONTROL. Upon the occurrence of a Change in Control while the Executive is employed by the Company (and without regard to whether a Qualifying Termination subsequently occurs), for all purposes under the Company's long-term incentive plans (a) the Executive shall be fully and immediately vested in all of his outstanding awards under such plans, (b) the Executive shall be deemed to have terminated employment with the Company by reason of retirement at the time of his termination of employment with the Company regardless of the reason therefore, and (iii) the committee or committees administering such plans shall be deemed to have consented to such retirement. The Company hereby represents and warrants to the Executive that on or before the Effective Date the Company has obtained the necessary consents of the committee or committees administering the Company's long-term incentive plans to the provisions of Section 3.3(f) and this Section 3.5.

      3.6 TERMINATION FOR DISABILITY. If an Executive's employment is terminated due to Disability following a Change in Control, or prior to a Change in Control as described in Section 3.2(a), the Executive shall receive his full base salary and accrued vacation through the Effective Date of Termination, at which point in time the Executive's benefits shall be determined in accordance with the Company's disability, retirement, insurance, and other applicable plans and programs then in effect. In the event the Executive's employment is terminated due to Disability, the Executive shall not be entitled to the Severance Benefits described in Section 3.3 unless otherwise provided under this Agreement.

      3.7 TERMINATION FOR DEATH. If the Executive's employment is terminated by reason of his death following a Change in Control, or prior to a Change in Control as described in Section 3.2(a), the Company shall pay the Executive his full base salary and accrued vacation through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under the Company's

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retirement, survivor's benefits, insurance, and other applicable compensation and benefit programs of the Company then in effect. In the event the Executive's employment is terminated by reason of his death, the Executive shall not be entitled to the Severance Benefits described in Section 3.3 unless otherwise provided under this Agreement.

      3.8 TERMINATION FOR CAUSE OR OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated following a Change in Control, or prior to a Change in Control as described in Section 3.2(a) either: (a) by the Company for cause; or (b) by the Executive (other than for Good Reason, or under circumstances giving rise to a Qualifying Termination described in Section 3.2(c) herein), the Company shall pay the Executive his full base salary and accrued vacation through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation and benefit plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

      3.9 NOTICE OF TERMINATION. Any termination of employment by the Company or by the Executive shall be communicated by a Notice of Termination.

ARTICLE 4. FORM AND TIMING OF SEVERANCE BENEFITS

      4.1 FORM AND TIMING OF SEVERANCE BENEFITS. The Severance Benefits described in Sections 3.3(a), (b), (c), and (d) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

      4.2 WITHHOLDING OF TAXES. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

ARTICLE 5. EXCISE TAX TREATMENT

      5.1 EXCISE TAX EXCISE TAX EQUALIZATION PAYMENT. In the event that the Executive becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with, or plan of the Company (in the aggregate, the "Total Payments"), if any of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive, in cash, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 5.1 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practical following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

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      5.2 TAX COMPUTATION. For purposes of determining whether any of the Total
Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

              (a) Any payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any person (which shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, including a "group" as defined in Section 13(d) therein) whose actions result in a Change in Control or any person affiliated with the Company or such persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of
                     Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

              (b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of:
                     (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of
                     Section 280G(b)(1) (after applying clause (a) above); and

              (c) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

      For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

      5.3 SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service adjusts the computation of the Company under Section 5.2 herein so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Company.

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ARTICLE 6. ESTABLISHMENT OF TRUST

      As soon as practicable following the Effective Date, the Company shall create a Trust (which shall be a grantor trust within the meaning of Sections 671-678 of the Code) for the benefit of the Executive and Beneficiaries, as appropriate. The Trust shall have a Trustee as selected by the Company, and shall have certain restrictions as to the Company's ability to amend the Trust or cancel benefits provided thereunder. Any assets contained in the Trust shall, at all times, be specifically subject to the claims of the Company's general creditors in the event of bankruptcy or insolvency; such terms to be specifically defined within the provisions of the Trust, along with the required procedure for notifying the Trustee of any bankruptcy or insolvency.

      At any time following the Effective Date, the Company may, but is not obligated to, deposit assets in the Trust in an amount equal to or less than the aggregate severance benefits which may become due to the Executive under Sections 3.3(a), (b), (c), (d) and 5.1 of this Agreement.

      Upon a Change in Control, the Company shall deposit assets in such Trust in an amount equal to the estimated aggregate Severance Benefits which may become due to the Executive under Sections 3.3(a), (b), (c), (d), 5.1 and 8.1 of this Agreement. Upon a Change in Control, the Company shall also deposit assets in the Trust in an amount equal to any benefits due under the Company's nonqualified retirement plans and deferred compensation plans less any amount of such benefits currently funded under any trust established under such plans.

ARTICLE 7. THE COMPANY'S PAYMENT OBLIGATION

      7.1 GENERAL. Subject to Section 7.3, the Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

      7.2 MITIGATION. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement.

      7.3. POOLING OF INTERESTS ACCOUNTING. Notwithstanding any other provision of this Agreement to the contrary, in the event the consummation of a Change in Control is contingent on using the pooling of interests accounting methodology, the Company may make any modifications to this Agreement necessary to preserve the use of pooling of interests accounting.

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ARTICLE 8. LEGAL REMEDIES

      8.1 PAYMENT OF LEGAL FEES. To the extent permitted by law, the Company shall pay all legal fees, costs of mediation, arbitration or litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company's refusal to provide the Severance Benefits or other benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including conflicts related to the calculation of parachute payments) between the parties pertaining to this Agreement, provided, however, that no expenses shall be paid if the arbitration panel or court rules that the Executive's claims are without merit.

      8.2 ALTERNATIVE DISPUTE RESOLUTION INCLUDING ARBITRATION. If a dispute arises out of or related to this Agreement, the Company and the Executive agree that they shall first seek to resolve any dispute by negotiation. If the dispute has not been resolved within thirty (30) days after the date a party hereto provides notice of the dispute to the other party, either party may initiate mediation of the dispute by sending the other party a written request that the dispute be mediated. The parties shall mediate the dispute before a neutral, third party mediator (if a mutually agreeable mediator cannot be identified, oe shall be appointed by the American Arbitration Association) selected by the mutual agreement of both parties within thirty (30) days after the date of written request for mediation. If the dispute has not been resolved within sixty
(60) days after the original notice of a dispute or within thirty (30) days after the date of the request for mediation, whichever is the later, then either party may initiate arbitration proceedings and the dispute shall then be resolved as follows:

              (i) Except as provided in Section 8.2(ii), any and all claims, demands, cause of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving the Company, the Executive, and/or their respective representatives, even though some or all of such claims allegedly are extracontractual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association. The arbitration proceeding shall be conducted in Houston, Texas. The arbitration may be initiated by either party by the providing to the other a written notice of arbitration specifying the claims. Within thirty (30) days of the notice of initiation of the arbitration procedure, each party shall denominate one arbitrator. The two arbitrators shall select a third arbitrator failing agreement on which within thirty (30) days of the original notice, the parties (or either or them) shall apply to the Senior Active United States District Judge for the Southern District of Texas, who shall appoint a third arbitrator. The three (3) arbitrators, utilizing the Commercial Arbitration Rules of the American Arbitration Association, shall by majority vote within one hundred twenty (120) days of the selection of the third arbitrator, resolve all disputes between the parties. There shall be no transcript of the hearing before the arbitrators. The arbitrators' decision shall be in writing, but shall be as brief as possible. The arbitrators shall not assign the reasons for their decision. The arbitrators' decision shall be final and nonappealable to the maximum extent permitted by law. Judgement upon any award rendered in any such arbitration proceeding may be entered by any federal

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


                     or state court having jurisdiction. This agreement to arbitrate shall be enforceable in either federal or state court. The enforcement of this agreement to arbitrate and all procedural aspects of this agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act and shall be decided by the arbitrators. In deciding the substance of any such claims, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other State's law); provided, however, it is expressly agreed that the arbitrators shall have no authority to award treble, exemplary, or punitive damages under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary, or punitive damages in connection with any such claims. This agreement to arbitrate is not applicable to disputes between or among the Company and the Executive based upon or arising out of any other agreement, benefit plan, or program heretofore or hereafter entered into between the Executive and the Company or its affiliates. Notwithstanding the preceding provisions of this Section 8.2(i), the Company and the Executive may agree to use one arbitrator rather than three arbitrators as provided above, and, in the event of any such agreement, the one hundred twenty (120) day period referred to in the sixth sentence of this Section 8.2(i) shall begin on the date of the parties' selection of such one arbitrator.

              (ii)   Notwithstanding the agreement to arbitrate contained in
                     Section 8.2(i), in the event that either party wishes to seek a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief in connection with any or all such claims, demands, cause of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving the Company, the Executive, and/or their respective representatives, even though some or all of such claims allegedly are extracontractual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, each party shall have the right to pursue such injunctive relief in court, rather than by arbitration. The parties agree that such action for a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief may be brought in the State or federal courts residing in Houston, Texas, or in any other forum in which jurisdiction is appropriate.

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


ARTICLE 9. SUCCESSORS AND ASSIGNMENT

      9.1 SUCCESSORS TO THE COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. The date on which any such succession becomes effective shall be deemed to be the date of the Change in Control.

      9.2 ASSIGNMENT BY THE EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate. Executive shall not have any right to pledge, hypothecate, anticipate, or assign this Agreement or the rights hereunder, except upon his death as described in this Section 9.2.

ARTICLE 10. MISCELLANEOUS

      10.1 EMPLOYMENT STATUS. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is "at will," and may be terminated by either the Executive or the Company at any time, subject to applicable law.

      10.2 BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Company. The Executive may make or change such designations at any time.

      10.3 TERMINATION OF PRIOR AGREEMENT. Upon entering into this Agreement, the Executive and the Company agree that the Severance Compensation Agreement entered into by and between the Company and the Executive on April 16, 1992 shall terminate and be completely replaced and superseded by this Agreement.

      10.4 SEVERABILITY. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

      10.5 MODIFICATION. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company, or by the respective parties' legal representatives and successors.

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


      10.6 APPLICABLE LAW. To the extent not preempted by the laws of the United States, the laws of the state of Texas shall be the controlling law in all matters relating to this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this ____ day of _________________, 1998.

  Mitchell Energy & Development Corp.       Executive:



  By:
     --------------------------------       ------------------------------------
       W. D. Stevens

  Its:  President and Chief Operating Officer

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